Exhibit (b)

AMENDED AND RESTATED BY-LAWS

OF

GMO TRUST

Effective as of March 1, 2007

Amended as of June 20, 2024

ARTICLE 1

Agreement and Declaration

of Trust and Principal Office

1.1 Agreement and Declaration of Trust. These By-Laws shall be subject to the Agreement and Declaration of Trust, as from time to time in effect (the “Declaration of Trust”), of GMO Trust (the “Trust”), the Massachusetts business trust established by the Declaration of Trust.

1.2 Principal Office of the Trust. The principal office of the Trust shall be located in Boston, Massachusetts.

ARTICLE 2

Meetings of Trustees

2.1 Regular Meetings. Regular meetings of the Trustees may be held without call or notice at such places and at such times as the Trustees may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent Trustees.

2.2 Special Meetings. Special meetings of the Trustees may be held, at any time and at any place designated in the call of the meeting, when called by the Chairman of the Board, the President, or the Treasurer or by two or more Trustees, sufficient notice thereof being given to each Trustee by the Clerk or an Assistant Clerk or by the person or persons calling the meeting.

2.3 Notice. It shall be sufficient notice to a Trustee of a special meeting (a) to send notice by mail or courier at least forty-eight hours or by telegram at least twenty-four hours before the meeting addressed to the Trustee at his usual or last known business or residence address, (b) to send notice by email at least twenty-four hours before the meeting addressed to the Trustee at his usual or last known email address, or (c) to give notice to him in person or by telephone, telex or telecopy or other electronic means (including by facsimile or telephone voice-message) in each case at least twenty-four hours before the meeting. Notice of a meeting need not be given to any Trustee if a written waiver of notice, executed by him before or after the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

2.4 Quorum. Subject to the provisions of Section 2.9, at any meeting of the Trustees a majority of the Trustees then in office shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

2.5 Action by Vote. When a quorum is present at any meeting, a majority of Trustees present may take any action, except when a larger vote is expressly required by law, by the Declaration of Trust or by these By-Laws.

2.6 Action by Writing. Except as required by law, any action required or permitted to be taken at any meeting of the Trustees may be taken without a meeting if a majority of the Trustees (or such larger proportion thereof as shall be required by any express provision of the Declaration of Trust or these By-Laws) consent to the action in writing and such written consents are filed with the records of the meetings of Trustees. Such consent shall be treated for all purposes as a vote taken at a meeting of Trustees.

2.7 Presence through Communications Equipment. Except as required by law, the Trustees may participate in a meeting of Trustees by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

2.8 Committees. Except as provided below or as otherwise specifically provided in the resolutions constituting a Committee of the Trustees and providing for the conduct of its meetings, a majority of the members of any Committee of the Trustees shall constitute a quorum for the transaction of business, and any action of such a Committee may be taken at a meeting by a vote of a majority of the members present (a quorum being present) or evidenced by one or more writings signed by such a majority. Members of a Committee may participate in a meeting of such Committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

With respect to a Pricing Committee of the Trustees, one or more of the Committee members shall constitute a quorum for the transaction of business.

Except as specifically provided in the resolutions constituting a Committee of the Trustees and providing for the conduct of its meetings, Article 2, Section 2.3 of these By-Laws relating to special meetings shall govern the notice requirements for Committee meetings, except that it shall be sufficient notice to a Pricing Committee of the Trustees to provide notice by telephone or to send notice by telegram, telex or telecopy or other electronic means (including by facsimile, by telephone voice-message or e-mail) in each case at least fifteen minutes before the meeting.

2.9 Emergency Procedures. For purposes of this Section 2.9, an emergency shall exist if, in the judgment of one or more officers of the Trust, action by the Trustees is necessary or desirable and a quorum of the Trustees or a Committee thereof, as defined in Article 2, Sections 2.4 and 2.8 of these By-Laws, cannot readily be assembled because of a catastrophic event. During the existence of an emergency, an emergency meeting of the Trustees or a Committee thereof may be called by any officer of the Trust by giving notice to the Trustees in the media contemplated by Article 2, Sections 2.3 and 2.8 of these By-Laws but with only fifteen minutes advance notice. The Trustee or Trustees in attendance at such emergency meeting shall constitute a quorum of the Trustees or the relevant Committee thereof at any such emergency meeting, and shall have all of the powers of the Trustees or the Committee thereof to conduct the business of the Trust and to take any action on behalf of the Trustees or the Committee thereof that is in accordance with applicable law, the Declaration of Trust, and these By-Laws. During the existence of an emergency, every Trustee attending a meeting of a Committee shall be an alternate member of that Committee, shall have all of the powers of a member of such Committee, and shall be deemed a member of such Committee for purposes of constituting a quorum of the Committee.

Failure of any Trustee to receive actual notice of an emergency meeting called pursuant to this Section 2.9 shall not affect the power of the Trustee or Trustees present at such meeting to exercise the powers described in this Section 2.9.

ARTICLE 3

Officers and Chairman of the Board

3.1 Enumeration; Qualification. The officers of the Trust shall be a President, a Treasurer, a Clerk, and such other officers, if any, as the Trustees from time to time may in their discretion elect. The Trust may also have such agents as the Trustees from time to time may in their discretion appoint. Any officer may, but need not, be a Trustee or shareholder of the Trust. Any two or more offices may be held by the same person.

3.2 Election and Tenure. The President, the Treasurer, the Clerk, and such other officers as the Trustees may in their discretion from time to time elect shall each be elected by the Trustees to serve until his successor is elected or qualified, or until he sooner dies, resigns, is removed or becomes disqualified. Each officer shall hold office and each agent shall retain authority at the pleasure of the Trustees.

3.3 Powers. Subject to the other provisions of these By-Laws, each officer shall have, in addition to the duties and powers herein and in the Declaration of Trust set forth, such duties and powers as are commonly incident to the office occupied by him or her as if the Trust were organized as a Massachusetts business corporation and such other duties and powers as the Trustees may from time to time designate.

3.4 Chairman of the Board. There shall be a Chairman of the Board, who shall not be an officer of the Trust. The functions of the Chairman of the Board may be performed by more than one person. Any Chairman of the Board shall be elected by a majority of the Trustees, including a majority of the disinterested Trustees if required by the Investment Company Act of 1940, as amended (the “Investment Company Act”). If required by the Investment Company Act, any Chairman of the Board shall be a disinterested Trustee and may, but need not, be a shareholder of the Trust. The powers and duties of the Chairman of the Board shall include any and all such powers and duties relating to the Trustees as, from time to time, may be conferred upon or assigned to the Chairman of the Board by the Trustees or as may be required by law, provided that the Chairman of the Board shall have no individual authority to act for the Trust as an officer of the Trust. In carrying out his responsibilities and duties, the Chairman of the Board may seek assistance and input from other Trustees or Committees of the Trustees, officers of the Trust and the Trust’s investment adviser and other service providers, as deemed necessary or appropriate. The Trustees, including a majority of the disinterested Trustees if required by the Investment Company Act, may appoint one or more persons to perform the duties of the Chairman of the Board in the event of his absence at any meeting or in the event of his disability. The Chairman of the Board shall serve until his successor is elected or qualified, or until he sooner dies, resigns, is removed or becomes disqualified.

3.5 President and Vice Presidents. The President shall have the duties and powers specified in these By-Laws and shall have such other duties and powers as may be determined by the Trustees.

Any Vice Presidents shall have such duties and powers as shall be designated from time to time by the Trustees.

3.6 Chief Executive Officer. The Chief Executive Officer of the Trust shall be the President or such other officer as is designated by the Trustees and shall, subject to the control of the Trustees, have general charge and supervision of the business of the Trust. If no such designation is made, the President shall be the Chief Executive Officer.

The Chief Executive Officer shall serve as the principal executive officer of the Trust for purposes of the Trust’s regulatory filings, including without limitation all filings relating to the Trust’s registration statement (including amendments thereto) and all certifications required pursuant to the Sarbanes-Oxley Act of 2002 and its implementing rules and regulations (together, the “Sarbanes-Oxley Act”). The Chief Executive Officer shall also serve as the principal executive officer of the Trust for all other purposes in connection with the Trust’s compliance with the Sarbanes-Oxley Act, including, together with the principal financial officer, responsibility for establishing, maintaining and evaluating disclosure controls and procedures for the Trust.

3.7 Treasurer. The Treasurer shall, subject to the provisions of the Declaration of Trust and to any arrangement made by the Trustees with a custodian, investment adviser or manager or transfer, shareholder servicing or similar agent, be in charge of the valuable papers, books of account and accounting records of the Trust, and shall have such other duties and powers as may be designated from time to time by the Trustees or by the Chief Executive Officer.

3.8 Chief Financial Officer. The Treasurer or such other officer as is designated by the Trustees shall be the Chief Financial Officer of the Trust. The Chief Financial Officer shall serve as the principal financial and accounting officer of the Trust for purposes of the Trust’s regulatory filings, including without limitation all filings relating to the Trust’s registration statement (including amendments thereto) and all certifications required pursuant to the Sarbanes-Oxley Act. The Chief Financial Officer shall also serve as the principal financial officer of the Trust for all other purposes in connection with the Trust’s compliance with the Sarbanes-Oxley Act, including, together with the principal executive officer, responsibility for establishing, maintaining and evaluating disclosure controls and procedures for the Trust.

3.9 Clerk. The Clerk shall record all proceedings of the Shareholders and the Trustees in books to be kept therefor, which books or a copy thereof shall be kept at the principal office of the Trust. In the absence of the Clerk from any meeting of the Shareholders or Trustees, an assistant Clerk, or if there be none or if he is absent, a temporary clerk chosen at such meeting shall record the proceedings thereof in the aforesaid books.

3.10 Resignations and Removals. The Chairman of the Board may resign from his duties as such, and any officer of the Trust may resign such office, at any time by written instrument signed by him and delivered to the President or the Clerk or to a meeting of the Trustees. Such resignation shall be effective upon receipt unless specified to be effective at some other time. The Trustees may at any time remove any officer of the Trust with or without cause by a vote of a majority of the Trustees. The Trustees may at any time relieve any Chairman of the Board from his duties as such with or without cause by a vote or consent of a majority of the Trustees, including a majority of the disinterested Trustees. Except to the extent expressly provided in a written agreement with the Trust, no officer of the Trust or Chairman of the Board resigning and no officer of the Trust or Chairman of the Board removed shall have any right to any compensation for any period following his resignation or removal, or any right to damages on account of such removal.

ARTICLE 4

Indemnification

4.1 Trustees, Officers, etc. The Trust shall, to the maximum extent permitted by applicable law, indemnify each of its Trustees and officers (including persons who serve at the Trust’s request as directors, officers or trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise) (hereinafter referred to as a “Covered Person”) against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceedings, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of any alleged act or omission as a Trustee or officer or by reason of his being or having been such a Trustee or officer, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Covered Person’s action was in or not opposed to the best interest of the Trust and except that no Covered Person shall be indemnified against any liability to the Trust or its Shareholders to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office. Expenses, including counsel fees so incurred by any such Covered Person (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid by the Trust in advance of the final disposition of any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay amounts so paid to the Trust if it is ultimately determined that indemnification of such expenses is not authorized under this Article, provided, however, that (a) such Covered Person shall provide security for his or her undertaking, (b) the Trust shall be insured against losses arising by reason of such Covered Person’s failure to fulfill his or her undertaking, or (c) either a majority of the Trustees who are disinterested persons and who are not Interested Persons of the Trust (provided that a majority of such Trustees then in office act on the matter), or independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (but not a full trial-type inquiry), that there is reason to believe such Covered Person ultimately will be entitled to indemnification.

4.2 Compromise Payment. As to any matter disposed of (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication in a decision on the merits by a court, or by any other body before which the proceeding was brought, that such Covered Person either (a) did not act in good faith in the reasonable belief that such Covered Person’s action was in or not opposed to the best interests of the Trust or (b) is liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office, indemnification shall be provided if (x) approved as in or not opposed to the best interests of the Trust, after notice that it involves such indemnification, by at least a majority of the Trustees who are disinterested persons and are not Interested Persons of the Trust (provided that a majority of such Trustees then in office act on the matter), upon a determination, based upon a review of readily available facts (but not a full trial-type inquiry) that such Covered Person is not liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office, or (y) there has been obtained an opinion in writing of independent legal counsel, based upon a review of readily available facts (but not a full trial-type inquiry), to the effect that such indemnification would not protect such Covered Person against any liability to the Trust or its Shareholders to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office. Any approval pursuant to this Section 4.2 shall not prevent the recovery from any Covered Person of any amount paid to such Covered Person in accordance with this Section 4.2 as indemnification if such Covered Person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that such Covered Person’s action was in or not opposed to the best interests of the Trust or to have been liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.

4.3 Rebuttable Presumption. For purposes of the determination or opinion referred to in clause (c) of Section 4.1 or clauses (x) or (y) of Section 4.2, the disinterested Trustees acting on the matter or independent legal counsel, as the case may be, shall be entitled to rely upon a rebuttable presumption that the Covered Person has not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.

4.4 Indemnification Not Exclusive. The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any such Covered Person may be entitled, whether by contract or otherwise. As used in this Article 4, the term “Covered Person” shall include such person’s heirs, executors and administrators; a “disinterested Trustee” or “disinterested person” is a Trustee or a person against whom none of such actions, suits or other proceedings or another action, suit or other proceeding on the same or similar grounds is then or has been pending; and the term “Interested Person” shall have the meaning set forth in the Investment Company Act. Nothing contained in this Article 4 shall affect the power of the Trust to purchase and maintain liability insurance on behalf of any such person.

4.5 Amendment. Notwithstanding any other provision of these By-Laws relating to their amendment generally, any repeal or modification of this Article 4 shall not adversely affect any right or protection of a Trustee or officer of the Trust with respect to any acts or omission of such Trustee or officer occurring prior to such repeal or modification except as may be required by law.

ARTICLE 5

Reports

5.1 General. The Trustees and officers shall render reports at the time and in the manner required by the Declaration of Trust or any applicable law. Officers shall render such additional reports as they may deem desirable or as may from time to time be required by the Trustees.

ARTICLE 6

Fiscal Year

6.1 General. Except as from time to time otherwise provided by the Trustees, the initial fiscal year of the Trust shall end on such date as is determined in advance or in arrears.

ARTICLE 7

Seal

7.1 General. The seal of the Trust shall consist of a flat-faced die with the word “Massachusetts,” together with the name of the Trust and the year of its organization cut or engraved thereon, but, unless otherwise required by the Trustees, the seal shall not be necessary to be placed on, and its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Trust.

ARTICLE 8

Execution of Papers

8.1 General. Except as the Trustees may generally or in particular cases authorize the execution thereof in some other manner, all checks, notes, drafts and other obligations and all registration statements and amendments thereto and all applications and amendments thereto to the Securities and Exchange Commission shall be signed by one or more of the President, any Vice President or the Treasurer or any of such other officers or agents as shall be designated for that purpose by a vote of the Trustees.

ARTICLE 9

Provisions Relating to the

Conduct of the Trust’s Business

9.1 Determination of Net Asset Value. The net asset value per share of each class and each series of shares of the Trust shall be determined in accordance with the Investment Company Act and the rules thereunder and any related procedures adopted by the Trustees from time to time. Determinations made under and pursuant to this Section 9.1 in good faith and in accordance with the provisions of the Investment Company Act and the rules thereunder shall be binding on all parties concerned.

ARTICLE 10

Amendment to the By-Laws

10.1 General. Subject to the provisions of Section 4.5, these By-Laws may be amended or repealed, in whole or in part, by a majority of the Trustees then in office.

ARTICLE 11

Meetings of Shareholders

11.1 Presence through Communications Equipment. Except as required by law, the Shareholders of the Trust may participate in a meeting of Shareholders by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting. Participation by such means shall be pursuant to reasonable procedures approved by the officers of the Trust in connection with such meeting.

11.2 Proxy Instructions Transmitted by Telephonic or Electronic Means. The placing of a Shareholder’s name on a proxy pursuant to telephonic or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such Shareholder shall constitute execution of such proxy by or on behalf of such Shareholder.

ARTICLE 12

Choice of Law

12.1 Choice of Law. The laws of The Commonwealth of Massachusetts shall govern the validity, interpretation, construction and effect of these By-Laws and the operations of the Trust, including, absent a provision to the contrary therein, any contract between the Trust and any party relating to the provision of investment advisory, administrative or distribution services to the Trust.

ARTICLE 13

Forum

13.1 Forum for Adjudication of Disputes. To the fullest extent permitted by law, absent the consent in writing of all parties, the sole and exclusive forum for any action or proceeding asserting a cause of action arising under the federal securities laws that is brought in the name of any Shareholder, whether individually, representatively or derivatively on behalf of the Trust or any Series, against the Trust, any Series, the Trust’s investment adviser, or the Trustees, Officers or employees of the Trust shall be the federal courts sitting within the City of Boston in The Commonwealth of Massachusetts. In addition, to the fullest extent permitted by law, absent the consent in writing of all parties, the sole and exclusive forum for (i) any other action or proceeding brought in the name of any Shareholder, whether individually, representatively or derivatively on behalf of the Trust or any Series, against the Trust or any Series, the Trust’s investment adviser, or the Trustees, Officers or employees of the Trust, (ii) any action arising under or to interpret, apply, enforce or determine the validity of the Declaration of Trust or these By-laws or any investment advisory agreement, or (iii) any action asserting a claim governed by the internal affairs doctrine shall be either the federal courts sitting within the City of Boston in The Commonwealth of Massachusetts or the Business Litigation Session of the Massachusetts Superior Court in Suffolk County. Any person purchasing or otherwise acquiring or holding any interest in shares of the Trust shall be (i) deemed to have notice of and consented to the provisions of this Section 13.1, and (ii) deemed to have waived any argument relating to the inconvenience of the forums referenced above in connection with any action or proceeding described in this Section 13.1.

ARTICLE 14

Claims

14.1 Claims. As used in these By-Laws, a “direct” shareholder claim shall refer to (i) a claim based upon alleged violations of a Shareholder’s individual rights distinct from any harm to the Trust or a Series or other individual Shareholders, including a particular Shareholder’s voting rights, rights to a dividend payment, rights to inspect books and records, or other similar rights personal to the Shareholder and distinct from any harm to the Trust or a Series or other individual shareholders; and (ii) a claim for which a direct shareholder action is expressly provided under the U.S. federal securities laws. Any other claim asserted by a Shareholder, including without limitation any claims purporting to be brought on behalf of the Trust or a Series or other individual Shareholders involving any alleged harm to the Trust or a Series or to other individual Shareholders, shall be considered a “derivative” claim as used in these By-Laws.

No Shareholder shall have the right to bring or maintain any court action or other proceeding (including but not limited to any putative class action) asserting a derivative claim without first making written demand on the Trustees requesting the Trustees to bring or maintain such action, proceeding or claim. Such demand shall not be excused under any circumstances, including claims of alleged interest on the part of the Trustees, unless the Shareholder makes a specific showing that irreparable nonmonetary injury to the Trust or a Series would otherwise result. Such demand shall be mailed to the Clerk of the Trust at the Trust’s principal office and shall set forth with particularity the nature of the proposed court action, proceeding or claim and the essential facts relied upon by the Shareholder to support the allegations made in the demand. The Trustees shall consider such demand within 90 days of its receipt by the Trust. In their sole discretion, the Trustees, including a majority of Trustees who are not interested persons of the Trust within the meaning set forth in the Investment Company Act (“Interested Persons”), may submit the matter to a vote of Shareholders of the Trust or the Series. Any decision by the Trustees, including a majority of Trustees who are not Interested Persons of the Trust (or, if applicable, any vote by Shareholders), to bring, maintain or settle (or not to bring, maintain or settle) such court action, proceeding or claim, or to submit the matter to a vote of Shareholders, shall be binding upon the Shareholders.

ARTICLE 15

Severability

15.1 Severability. If any provision or provisions of these By-Laws shall be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision(s) in any other circumstance and of the remaining portions of such provision and all other provisions hereof shall not in any way be affected or impaired thereby.